                                                            Exhibit 5.1

                                [LETTERHEAD]



                                                            February 25, 1997



Board of Directors
American Technologies Group, Inc.
1017 S. Mountain Ave.
Monrovia, California 91016


Gentlemen:


    As General Counsel for American Technologies Group, Inc. (the "Company"), in connection with Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about February 26, 1997 relating to the issuance and sale of up to 165,000 shares of the Company's Common Stock (the "Shares"), as more fully described in the Registration Statement, I have examined such corporate records and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, on the basis of such examination, advise you that in my opinion the Shares will be, when issued and sold as specified in the Registration Statement, validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                                  Very truly yours,

                                                  /s/ John M. Dab

                                                  John M. Dab
                                                  General Counsel